Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of The Habit Restaurants, Inc. of our report dated March 11, 2015, relating to the consolidated financial statements of The Habit Restaurants, Inc. included in its Annual Report on Form 10-K for the year ended December 30, 2014, filed with the Securities and Exchange Commission, and to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Los Angeles, California

December 16, 2015